EXHIBIT 3.2

THE COMPANIES LAW 1999
A COMPANY LIMITED BY SHARES
FORM OF ARTICLES OF ASSOCIATION
OF
SodaStream International Ltd.
Company Number 51-395125-1

Interpretation; General
1.	In these Articles of Association, unless the context otherwise requires:

1.1.	“Articles” - means the Articles of Association of the Company (as defined below), as shall be in force from time to time.

1.2.	“Board of Directors” - means the board of directors of the Company as appointed from time to time in accordance with the Articles.

1.3.	“Business Day” - means Monday through Thursday excluding any public holidays on which most of the branches of a majority of the five major banks in Israel are closed to the public.

1.4.	“Companies Law” - means the Israeli Companies Law, 5759-1999, as amended from time to time, including any regulations promulgated thereunder.

1.5.
“Companies Ordinance” - means the relevant sections of the Companies Ordinance (New Version), 5743-1983, as currently in effect, and as may be amended from time to time, and any regulations promulgated by virtue thereof.

1.6.	“Company” - means SodaStream International Ltd.

1.7.	“General Meeting” - means the annual general meeting of the Company’s Shareholders and any special general meeting of the Company’s Shareholders.

1.8.	“Office” - means the office of the Company as recorded with the Israeli Registrar of Companies.

1.9.	“Office Holder” – means any person who fits the definition of an Office Holder in Section 1 of the Companies Law.

1.10.
“Ordinary Majority” - means a majority of more than 50% of all the votes of the Shareholders present (either in person, through proxy or through written ballot), and entitled to vote at a particular meeting or class meeting of the Company, as applicable, without taking into account the votes of abstainees.

1.11.	“Personal Interest” - shall have the meaning defined in Section 1 of the Companies Law.

1.12.
“Register” - means the official share register of the Company kept pursuant to Sections 130 - 134 of the Companies Law and including an “Additional Register” kept pursuant to Section 138 of the Companies Law, if the Company elects to have an Additional Register.  For the avoidance of doubt, the list of shareholders kept by the Company’s transfer agent regarding the holder(s) of the Company’s securities shall be deemed an “Additional Register” for the purposes of these Articles.

1.13.	“Shareholder” - shall include any individual or entity specified in Section 177 of the Companies Law.

Unless the subject or the context otherwise requires: (i) words and expressions defined in the Companies Law shall have the same meanings herein; (ii) words and expressions importing the singular shall include the plural and vice versa; (iii) words and expressions importing the masculine gender shall include the feminine gender; (iv) words and expressions importing persons shall include bodies corporate; (v) the word “or” is not exclusive; (vi) the word “including” shall mean including, without limitation; (vii) the terms “these Articles”, “hereof”, “hereunder”, “herein” and similar expressions refer to these Articles as a whole, and not to any particular Article, subsection or other portion hereof; (viii) all references in these Articles to “Dollars” or “$” shall mean United States Dollars; all references to “NIS” shall mean New Israeli Shekels; (ix) the term “Writing” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed, scanned or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, computer file or other form of writing produced by electronic communication.

2.
The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof. The specific provisions of these Articles shall supersede the provisions of the Companies Law and the Companies Ordinance, as applicable, to the extent permitted under the Companies Law and the Companies Ordinance, as applicable. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law and the Companies Ordinance, as applicable, shall govern.

Name of the Company
3.	The name of the company is as follows:
3.1.	In Hebrew: סודהסטרים אינטרנשיונל בע”מ
3.2.	In English: SodaStream International Ltd.

Purpose
4.	The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Companies Law.

Limitation of Liability
5.	The liability of each Shareholder for the Company’s obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such Shareholder.

Authorized Capital
6.	The authorized share capital of the Company is NIS 34,830,000, divided into 54,000,000 shares, nominal value NIS 0.645 per share (“Ordinary Shares”).

7.	The Company may alter the authorized share capital in accordance with the provisions of the Companies Law.

Donations
8.
The Company may make reasonable contributions of money to worthy causes, as the Board of Directors may determine in its discretion, even if such contributions are not within the framework of the Company’s business considerations.

Modification of Capital
9.
Subject to the Companies Law, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company by an Ordinary Majority at a General Meeting, subject to the approval by an Ordinary Majority of such class present and voting at a separate class meeting of the holders of the shares of such class. Subject to the Companies Law, the provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate meeting of the holders of the shares of a particular class.

Consolidation, Subdivision, Cancellation and Reduction of Share Capital
10.
Subject to the provisions of these Articles and applicable law, the Company may, from time to time by Ordinary Majority at a General Meeting, subject to approval by an Ordinary Majority at a class meeting, if applicable:

10.1.	consolidate all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

10.2.
subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

10.3.	cancel any authorized shares not yet issued, provided that the Company has made no commitment, including a conditional commitment, to issue such shares; or
10.4.	reduce its share capital in any manner, subject to any authorization or consent required by applicable law.

11.
With respect to any consolidation of shares and any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, by resort to one or more of the following actions:

11.1.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;
11.2.	to the extent as may be permitted under the Companies Law, redeem or purchase such shares or fractional shares sufficient to preclude or remove fractional shareholdings;
11.3.
to the extent as may be permitted under the Companies Law, cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article.

Allotment of Shares
12.
Subject to the provisions of these Articles, the authorized and unissued share capital of the Company shall be at the disposal of the Board of Directors who may without limiting or affecting any rights previously conferred on the holders of any existing shares, offer, allot, grant options over or otherwise dispose of shares or other securities convertible into shares of the Company, to such persons, at such times and upon such terms and conditions as the Company may determine by resolution of the Board of Directors.

13.	RESERVED.

Issuance of Share Certificates; Replacement of Lost Certificates
14.
Share certificates shall bear the signature of the Chairman of the Board and the Chief Executive Officer.  One of the signatures of the Chairman of the Board or the Chief Executive Officer can be replaced by the signature of the Chief Financial Officer or the Secretary. The Board of Directors may authorize other person or persons to sign the Company’s share certificates in addition or in lieu of any of the foregoing.  Without limiting the generality of the foregoing, the Company shall be entitled to issue one or more global share certificates representing shares held, or to be held, through a book-entry system.

15.
Each Shareholder shall be entitled to one or more numbered certificate(s) for all the shares of any class registered in such Shareholder’s name, and if Board of Directors or the Company's secretary so approves, each for one or more of such shares. Each certificate shall specify the nominal value and the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

16.
A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register in respect of such co-ownership and the Company shall not be obligated to issue more than one certificate to all the joint holders.

17.
If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors or the Company’s secretary may think fit.

18.
Except as otherwise provided in these Articles, the Company shall be entitled to treat any Shareholder as the absolute owner of any shares registered in such Shareholder’s name, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

Payments for Shares
19.	All the shares in the Company’s issued capital shall be fully paid up shares.

Transfer of Shares
20.
No transfer of shares, including to and from a nominee company or a transfer agent, shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company or its transfer agent, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require provided that the Board of Directors may approve other methods of recognizing the transfer of Shares, taking into account the manner of trading of the Company’s Shares.  Subject to the terms of these Articles, the effectiveness of such transfer of shares shall not require the prior approval of the Board of Directors.

21.
All transfers of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form approved by the Board of Directors or the Company’s transfer agent from time to time:

“Share Transfer Deed
I, _____________, of __________________, for valuable consideration paid to me by______________ of ___________________ (“Transferee”), do hereby transfer to the Transferee _____ share(s), nominal value ______ each, numbered ________ to _________ (inclusive), of _______ to hold unto the Transferee, his or her executors, administrators and assigns, subject to the same terms and conditions on which I held the same at the time of the execution hereof; and I, the said Transferee, do hereby agree to take the said share(s) subject to the aforesaid terms and conditions.
In witness whereof we have hereunto set our hands this ____ day of _______, ____.
Transferee	Transferor
Witness	Witness”

Such form shall be executed both by the transferor and transferee, and delivered to the Office (or any other placed determined by the Board of Directors) together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board of Directors may require. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board of Directors, shall remain with the Company. Any deed of transfer that the Board of Directors shall refuse to register shall be returned, upon demand, to the person who furnished it to the Company, together with the share certificate, if furnished.

22.	Subject to the provisions of the Companies Law, the transferor shall be deemed to remain a Shareholder until the name of the transferee is entered into the Register in respect thereof.

23.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board of Directors from time to time.

Transmission of Shares
24.
Decedents Shares. Subject to applicable law, any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors, or a Company’s secretary, may reasonably deem sufficient), shall be registered as a Shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

25.
Receivers and Liquidators. Subject to applicable law, the Company may recognize the receiver or liquidator of any corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder. Subject to applicable law, the receiver or liquidator of a corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he or she is entitled to appear in such capacity, shall be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

Record Date for General Meetings
26.
The Shareholders entitled to receive notice of, to participate in and to vote thereon at a General Meeting, or to express consent to or dissent from any corporate action in writing, shall be determined by the Board of Directors subject to the restrictions set forth under the Companies Law and the regulations promulgated thereunder. A determination of Shareholders of record with respect to a General Meeting shall apply to any adjournment of such meeting.

General Meetings
27.
Annual General Meeting. An Annual General Meeting shall be held once in every calendar year at such time as is required in accordance with applicable law and at such place either within or outside of the State of Israel as may be determined by the Board of Directors and shall deliberate over the matters required by the Companies Law or any other applicable law or such other matters as shall be determined by the Board of Directors.

28.
Special General Meetings. All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors  may, whenever it deems fit, convene a Special Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Section 63 of the Companies Law. The Shareholders of the Company may convene a Special General Meeting in accordance with Section 64 of the Companies Law.

29.
Notice of General Meetings. Subject to these Articles and to the applicable law, including the applicable laws and regulations of any stock market or over-the-counter market on which the Company’s shares are listed, the Company shall provide to those who are entitled to participate in a General Meeting or publish, as provided in applicable law, a written notice not less than twenty-one (21) days prior to any General Meeting. To the extent permitted by applicable law, the Company is not required to deliver personal notice, financial statements or annual reports to Shareholders, whether registered or not.

Proceedings at General Meetings
30.
Quorum. Two or more Shareholders (not in default in payment of any sum referred to in these Articles) present in person by proxy or through written ballot (to the extent relevant), who hold or represent between or among them at least 25% of the Company’s issued share capital shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business. If within a half hour from the time appointed for the meeting a quorum is not present, the General Meeting shall stand adjourned for one week, to the same day, time and place, without it being necessary to notify the Shareholders of such or such other time and place as specified in the notice or to such later day and at such time and place as the Chairperson (as defined below) may determine with the consent of an Ordinary Majority.  If a quorum is not present at the adjourned meeting within half an hour of the time fixed for the commencement thereof, subject to the provisions of applicable law, the persons present shall constitute a quorum, unless the meeting was called pursuant to a request by the Company’s Shareholders, in which case the quorum required shall be the number of Shareholders required to call the meeting.  No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.

31.
Chairperson. The Chairperson of the Board of Directors (the “Chairperson”) shall preside as chairperson at every General Meeting of the Company. If at any meeting such Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as chairperson of the meeting, the Shareholders present shall choose someone of their member to serve as chairperson of the meeting.

32.	Adoption of Resolutions at General Meetings.
32.1.
Unless otherwise specifically provided in these Articles or under any applicable law, all resolutions submitted to the Shareholders shall be deemed adopted if approved by an Ordinary Majority.  In the event of a tie vote, the proposed resolution shall be rejected.

32.2.
The Board of Directors may determine, in its discretion, the matters that may be voted at the General Meeting by written ballot in addition to those matters required to be voted on by written ballot by applicable law.

32.3.	Every question submitted to a General Meeting shall be decided by a count of votes.

32.4.
Minutes of each meeting of the Shareholders shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat. Any minutes as aforesaid, if purporting to be signed by the chairperson of the General Meeting shall constitute prima facie evidence of the matters recorded therein.

33.
Power to Adjourn. The chairperson of a General Meeting at which a quorum is present may, with the consent of an Ordinary Majority (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. It shall not be necessary to give any notice of an adjournment unless the meeting is adjourned for twenty-one (21) days or more, in which event notice thereof shall be given in the manner required for the meeting as originally called. The Board of Directors may adjourn a General Meeting prior to the time that it was originally called for except for those General Meetings it was required to call under applicable law.

34.
Voting Power. Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by such Shareholder, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by proxy or by any other means.

35.	Voting Rights.
35.1.
Subject to the terms of applicable law, the right of a Shareholder to vote at any General Meeting (or be counted as a part of the quorum thereat), shall be subject to regulations and procedures with regard to proof of title to the Company’s shares prescribed by the Board of Directors.

35.2.
A company or other corporate body that is a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were an individual Shareholder. Upon the request of the chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the chairperson) shall be delivered to the chairperson.

35.3.
Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 35.2.

35.4.
If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Register. Separate guardians or separate executors of estates of a deceased registered Shareholder shall be deemed, for the purposes of this Article 35.4, as joint Shareholders in such cases.

35.5.	Minors and legally incompetent persons shall only be allowed to vote through their legal guardian, and any such guardian may vote as a proxy.

36.	Proxy. The instrument appointing a proxy shall be in writing and shall be substantially in the following form:
“I _________________ (Name of Shareholder) of _______________________ (Address of Shareholder) being a shareholder of _____________ hereby appoint ___________ (Name of Proxy) of _______________________ (Address of Proxy) as my proxy to vote for me in my name and stead in respect of ______ shares of ______ class which are held by me, at the General Meeting of the Company to be held on the _____ day of ______, 20__ and at any adjournment(s) thereof.
Signed this ______ day of ____________, 20__.
(Signature of Appointer)”

or in any usual or common form or in such other form as may be approved by the Board of Directors including an instrument effected through the internet or any other electronic medium and including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy.  Such instrument shall be duly signed by the appointer or his or her duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).  The Board of Directors may demand that the Company be given written confirmation, to its satisfaction, that the given signatories have the authority to bind the corporate body of the appointing Shareholder.

The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, or at its principal place of business or at the offices of its registrar and/or transfer agent and/or by e-mail to the address of the Company and/or by e-mail to the address of the transfer agent, or at such place and by such means of communication, as the Board of Directors may specify) not less than forty-eight (48) hours (or such shorter period as may be determined by the Board of Directors) before the time fixed for the meeting at which the person named in the instrument proposes to vote.

Any Shareholder who holds more than one share shall be entitled to appoint a proxy with respect to all or some of its shares or appoint more than one proxy, provided that the instrument appointing a proxy shall include the number and class of shares with respect to which it was issued.

37.
Effect of Death of Appointer or Revocation of Appointment. Subject to applicable law, a vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, liquidation or winding-up of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up revocation or transfer shall have been received by the Company or by the chairperson of the General Meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the chairperson of the General Meeting, or otherwise.

Board of Directors
38.
Powers of Board of Directors. The Board of Directors shall determine the Company’s policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in these Articles, Section 92 of the Companies Law or any other applicable law. The Board of Directors in its discretion may, from time to time, borrow funds or guarantee the payment of any sum or sums as needed by the Company. The Board of Directors may secure the payment of such sums in the same manner and under the same conditions as it deems fit, whether by means of issuing debt securities, debentures, or stock of debentures, against either a floating charge on all or a portion of the Company's property whether owned now or in the future, including capital not yet called, or against liens or other security interests of any kind. Any debt securities, debentures, stock of debentures or other security interest may be issued at a discount or a premium or in any other matter and with any other pre-financial redemption, conversion, or allotment rights. The authority conferred on the Board of Directors by this Article 38 shall be subject to the provisions of the Companies Law, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.  The Board of Directors may execute any power of the Company that is not specifically allocated by applicable law or by these Articles to another organ of the Company.

39.
Exercise of Powers of Directors. A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors. A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon, without taking into account the votes of abstainees and with each director entitled to only one vote. The Chairperson of the Board of Directors will not have an additional or casting vote, in the case of a tie. A resolution in writing signed by all directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairperson of the Board of Directors) or to which all such directors have given their written consent (by e-mail, facsimile, letter or otherwise) and which has been signed by the Chairperson of the Board of Directors shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

40.
Delegation of Powers. Subject to applicable law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two or more persons, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article 40. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee of the Board of Directors shall not be empowered to further delegate such powers; and subject to the provisions of the Companies Law and except as otherwise prescribed by the Board of Directors, any resolution by a Committee of the Board of Directors within its authority shall be binding as if it was adopted by the Board of Directors.

41.
Number of Directors. The number of directors serving on the Board of Directors may be determined from time to time by the Board of Directors or at a General Meeting provided however that the overall number of directors at a given time be not less than five and not more than nine. This number shall include the external directors required under the terms of the Companies Law.

42.	Election and Removal of Directors.
42.1.
The Directors of the Company (other than any external directors elected pursuant to the Companies Law) shall be divided into three classes, designated class I, class II and class III. Each class of Directors shall consist, as nearly as possible as determined by the Board of Directors, of one-third of the total number of directors constituting the entire Board of Directors (excluding the external directors). The first term of office of the class I Directors shall expire at the annual General Meeting occurring in 2011; the first term of office of the class II Directors shall expire at the annual General Meeting in 2012; and the first term of office of the class III Directors shall expire at the annual General Meeting in 2013.  Any Director whose term has expired may be reelected to the Board of Directors except as provided by applicable law.

42.2.
At each annual General Meeting, election or re-election of Directors following the expiration of the term of office of the Directors of a certain class, will be for a term of office that expires on the third Annual General Meeting following such election or re-election, such that from 2011 and forward, each year the term of office of only one class of Directors will expire (i.e., the term of office of Class I will initially expire at the Annual Meeting held in 2011 and thereafter at 2014, 2017 etc.). A Director shall hold office until the annual General Meeting for the year in which his or her term expires.

42.3.
Upon a change in the number of Directors (other than as a result of a vacancy), in accordance with the provisions hereof, any increase or decrease shall be apportioned by the Board of Directors at their discretion among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

42.4.	Any Director shall assume his or her position as Director on the date of his election to the Board of Directors, unless a later date has been designated in the resolution appointing such Director.
42.5.
The Board shall have power at any time and from time to time to appoint any person to be a Director, either to fill an occasional vacancy or as an addition to the existing Board, so long as the total number of Directors shall not at any time exceed the maximum number prescribed by the Articles and shall place any such new director in a class so that each class is as nearly equal as possible.

42.6.
The removal of any director prior to the expiry of his or her term (regardless of how the director was appointed or elected), other than in accordance with Article 44 below, shall be upon the vote of two thirds of the voting shares of the Company except as provided by applicable law.

43.
Continuing Directors in the Event of Vacancies. The continuing Directors may act notwithstanding any vacancy or vacancies in the Board of Directors. But if the number of Directors is reduced below the minimum number fixed by the Articles, the continuing Directors may act for the purpose either of filling vacancies in the Board in order to fulfill the minimum number of director requirement as prescribed by the Articles or of summoning a General Meeting for this purpose.

44.
Vacation of Office. The office of a director shall be vacated by the director’s written resignation in accordance with the procedure set forth by applicable law. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later. With the exception of the vacation of the office of an external director which shall be governed in accordance with the provisions of the Companies Law, the office of a director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such director’s death, (ii) such director is convicted of a crime as described in Section 232 of the Companies Law, (iii) such director is removed by a court of law in accordance with Section 233 or the Companies Law, (iv) such director becomes legally incompetent, (v) if such director is an individual, such director is declared bankrupt, (vi) if the Company at a General Meeting fails to re-elect a director at which he or she was up for reelection, (vii) if such director is a corporate entity, upon its winding-up liquidation, whether voluntary or involuntary or (viii) if such director is prohibited by applicable law or listing requirements from servicing as a director of the Company.

45.
Remuneration of Directors. The Company is entitled to compensate the members of the Board of Directors for their services as directors provided that such remuneration shall have been approved pursuant to the provisions of the Companies Law and in the case of external directors, the Company must compensate its external directors pursuant to the provisions of the Companies Law and the regulations promulgated thereunder. The Company may reimburse directors for their reasonable expenses for traveling, board and lodging and other expenses connected with their participation at meetings of the Board of Directors and the performance of their position as directors. The Company may pay additional remuneration to a director who has been asked to provide special services to the Company or who makes special efforts for the Company, subject to approval pursuant to the provisions of the Companies Law.

46.
Conflict of Interests.  Subject to the provisions of any applicable law, the Company may enter into any contract or otherwise transact any business with any Office Holder in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.  The Board of Directors shall be entitled to delegate its approval power under Section 271 of the Companies Law to a Committee of the Board, and the power of such committee shall be regarded as another method of approval within the meaning of Section 271 of the Companies Law.

47.
Changes to composition of the Board of Directors.  Any change to Articles 41-44 shall only be carried out by a resolution of the Shareholders of the Company, adopted by the holders of Ordinary Shares representing at least two thirds of the entire voting shares of the Company then outstanding.

Proceedings of the Board of Directors
48.
Meetings. The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the directors think fit, provided that the Board of Directors shall convene at least once every three months.  All meetings of the Board of Directors shall be called on not less than two (2) Business Days’ prior written notice (provided that under extraordinary circumstances, as determined by the Chairperson of the Board of Directors, the Chairperson of the Board of Directors, with the consent of the majority of the other directors then in office, may call a meeting upon a shorter notice), specifying the place, date, hour and detailed agenda of such meeting, unless such notice as to a particular meeting is waived in writing by all of the directors not prevented from participating in such a meeting by applicable law.  The Company may require each director to provide it with a fax number or e-mail address to which the Company may send notices and which shall be deemed to have been received by such director upon transmission.

49.
Quorum. Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or by any other means of communication by which the directors may hear each other simultaneously, of a majority of the directors then in office who are lawfully entitled to participate in the meeting and vote thereon (as conclusively determined by the Chairperson of the Board of Directors). If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairperson may determine, provided that not less than two (2) Business Days’ prior written notice shall have been provided to each of the directors of such adjourned meeting. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, the majority of the Board of Directors present in person shall constitute a quorum.

50.
Chairperson of the Board of Directors. The Board of Directors may from time to time elect one of its members to be the Chairperson, remove such Chairperson from office and appoint another in its place. The Chairperson shall preside at every meeting of the Board of Directors, but if he or she is not present within fifteen (15) minutes of the time fixed for the meeting, or if the appointed Chairperson has previously notified that he or she will not attend the meeting or is unwilling to take the chair, the directors present shall choose one of their number to be the chairperson of such meeting.

51.
Validity of Acts Despite Defects. Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, shall be as valid as if there were no such defect or disqualification notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings, any of them or any person(s) acting as aforesaid or that they or any of them were disqualified or any other defect in the proceedings.

52.
Minutes. Minutes of each meeting of the Board of Directors (or any Committee of the Board of Directors) shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat. Any minutes as aforesaid, if purporting to be signed by the chairperson of the meeting or by the chairperson of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Chief Executive Officer
53.
The Board of Directors shall appoint from time to time one or more persons, as Chief Executive Officers(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including General Manager, Managing Director, Director General or any similar or dissimilar title). The appointment of the Chief Executive Officer(s) may be either for a fixed term or without any limitation of time. Subject to the terms of the employment agreement of the Chief Executive Officer(s) and any applicable law, the Board of Directors may from time to time remove or dismiss the Chief Executive Officer(s) from office and appoint another or others in the Chief Executive Officer(s)’s place.

54.
Subject to the Companies Law and the terms set forth in these Articles, the Chief Executive Officer(s) shall manage the business of the Company pursuant to the policies established by the Board of Directors.

55.
The Board of Directors may from time to time determine the Chief Executive Officer’s salary and other terms and conditions of the Chief Executive Officer’s employment, subject to the terms of his employment agreement and the provisions of any applicable law.

56.
Subject to the provisions of the Companies Law, all Company employees shall be subordinate to the Chief Executive Officer of the Company who shall have the right to remove any Company employee from his position and/or terminate the employment of any such employee with the Company.

Indemnification and Insurance
57.
Exemption from Duty of Care. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to exempt an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company other than with respect to liability arising out of a Prohibited Distribution (as such term is defined in the Companies Law).

58.
Indemnification. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any Office Holder to the fullest extent permitted by the Companies Law, including retroactively, with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

58.1.
a monetary liability imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a settlement or in an arbitration decision that was approved by a court of law;

58.2.
reasonable litigation expenses, including without limitation attorneys’ fees, expended by an Office Holder as a result of an investigation or proceeding instituted against the Office Holder by an authority authorized to conduct such investigation or proceeding, which: (i) is Concluded Without The Filing Of An Indictment (as defined in the Companies Law) against the Office Holder and without the imposition on the Office Holder of any Financial Obligation In Lieu of Criminal Proceedings (as defined in the Companies Law), or (ii) which is Concluded Without The Filing Of An Indictment against the Office Holder, but with the imposition on the Office Holder of a Financial Obligation In Lieu of Criminal Proceedings in respect of an offense that does not require proof of criminal intent.

58.3.
reasonable litigation expenses, including without limitation attorneys’ fees, expended by the Office Holder or charged to him or her by court, (i) in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or (ii) in any criminal proceeding in which the Office Holder is acquitted, or (iii) in any criminal proceeding for an offense which does not require proof of criminal intent of which the Office Holder convicted; and

58.4.	any other obligation or expense for which it is or shall be permitted to indemnify an Office Holder under law.

Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve to undertake in advance to indemnify the Company’s Office Holders for those liabilities and expenses described in this Article 58.1-58.3, provided that, with regard to those liabilities and expenses described in Article 58.2, the undertaking to indemnify will be limited to events that, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual activity at the time of the undertaking, and to amounts and/or criteria that the Board of Directors has resolved that are reasonable in the circumstances, and that such limitations (of events and amounts and/or criteria) shall be indicated in the undertaking to indemnify.

For the purposes of Sections 57-61, the term Officer Holder shall include the Office Holders of any subsidiary of the Company.

59.
Insurance. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure of an Office Holder for any liability that may be imposed on such Office Holder in connection with an act (including any omission) performed by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company, with respect to each of the following: (i) violation of the duty of care of the Office Holder towards the Company or towards another person; (ii) breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company;  (iii) a financial obligation imposed on the Office Holder for the benefit of another person; and (iv) any other obligation or expense for which it is or shall be permitted to insure an Office Holder.

60.
In accordance with Section 263 of the Companies Law: Articles 57, 58 and 59 shall not apply under any of the following circumstances: (i) a breach of an Office Holder’s duty of loyalty, in which the Office Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company; (ii) a reckless or intentional violation of an Office Holder’s duty of care; (iii) an intentional action or omission by an Office Holder in which such Office Holder intended to reap a personal gain illegally; and (iv) a fine or forfeit that an Office Holder was made to pay.

61.
The provisions in these Articles shall not be interpreted, so as to restrict the Company in any manner in respect of the procurement of insurance or in respect of indemnification in connection with any person who is not an Office Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

Dividends
62.
Declaration of Dividends. Subject to the provisions of the Companies Law, the Board of Directors may from time to time declare, and cause the Company to pay, such dividends as may appear to the Board of Directors to be justified by the profits of the Company. Subject to the Companies Law, the Board of Directors shall determine the time for payment of such dividends and the record date for determining the Shareholders entitled thereto. The Shareholders entitled to receive dividends shall be the Shareholders on the date upon which it was resolved to distribute the dividends or at such later date as shall be provided in the resolution in question.

63.
Implementation of Powers. The Board of Directors may settle any difficulty which may arise in regard to the distribution of dividends as it thinks expedient, and, in particular, may issue fractional certificates, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash with a trustee in trust for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

64.
Deductions from Dividends. The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by such Shareholder to the Company on account of any matter or transaction or as required by law.

65.
Retention of Dividends. The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under these Articles, entitled to become a Shareholder, or which any person is, under these Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

66.	Interest. No dividend or other benefit in respect of shares shall bear interest against the Company.

67.
Mechanics of Payment. Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the Shareholder or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may by writing direct. Every such check shall be made payable to the order of the Shareholder, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

68.
Unclaimed Distribution.  All unclaimed dividends or other moneys payable in respect of a Share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed.  Subject to applicable law, the payment by the Board of Directors of any unclaimed dividend or such other money into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such  dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

Rights of Signature
69.
The Board of Directors shall be entitled to authorize any person or persons (who need not be directors) to act and sign on behalf of the Company, and the signature of such person(s) on behalf of the Company, together with the Company’s name in print or handwriting, shall bind the Company insofar as such person(s) acted and signed within the scope of such person’s authority.

Notices
70.
All notices and other communications made pursuant to these Articles shall be in writing and shall be conclusively deemed to have been duly given: Any notice shall be deemed to have been served two (2) Business Days after it has been posted (five (5) Business Days if sent internationally), or when actually received by the addressee if sooner. Notice sent by facsimile or electronic or other similar form shall be deemed to have been served twenty four (24) hours after being sent or when actually received by the addressee if sooner. A declaration in writing of person authorized therefore by the Company or an authorized person from the Company’s designated transfer agent stating that a notice was sent to a Shareholder shall suffice as evidence of the same for the purposes of this Article. The term “Address” means, (i) with respect to each Shareholder - such Shareholder’s mail address, facsimile number or email address, as the case may be, as specified in the Register; and (ii) with respect to the Company – the address of the Office or the facsimile number or email address of the Chief Executive Office of the Company at the Office. A Shareholder may change or supplement the Address for service of any notice pursuant to these Articles, or designate additional addresses, facsimile numbers and email addresses for the purposes of this Article 70 by giving the Company a written notice of the new contact details in the manner set forth above. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 70. All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register, and any notice so given shall be sufficient notice to the holders of such share. Any Shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. Whenever is it necessary to give prior notice of a number of days or notice which is valid for a particular period, the day of delivery and the date of the meeting or last date of the period shall be counted in reckoning the number of days or the period, unless otherwise determined by the Board of Directors. If notice is given in more than one of the manners specified above, it shall be deemed to have been received on the earliest date on which it is deemed to have been delivered, as provided above.

Notwithstanding anything to the contrary contained herein and subject to the provisions of the Companies Law, notice to a Shareholder may be deemed served as general notice to all Shareholders, in accordance with applicable rules and regulations of any stock exchange on which the Company’s Shares are listed.

Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or under law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice by any Shareholder entitled to receive notice shall not invalidate the proceedings at any meeting or any resolutions adopted by such meeting.

Merger
71.
Subject to the provisions of any applicable law, if the approval of the General Meeting to a “merger” (as described in the Companies Law) is required by law, the “merger” shall be approved by an Ordinary Majority at a General Meeting or at a class meeting, if any, as the case may be.

Winding Up
72.
If the Company is wound up on liquidation or dissolution, then, subject to applicable law, all the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the sum paid on account of the nominal value of the shares held by them. A voluntary winding up of the Company shall require the approval set forth in the Companies Ordinance or any other approval as may be required by any applicable law.

Amendment of these Articles
73.
Unless provided otherwise herein and specifically in Section 47, any amendment of these Articles shall require the approval of an Ordinary Majority, in person or by proxy, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Unless provided otherwise herein and specifically in Section 47, a resolution passed at a General Meeting by Ordinary Majority which amends any of the provisions set forth herein, shall be deemed a resolution to amend these Articles even if not expressly stated as such in the resolution or at the General Meeting.

Conflicting Provisions
74.	As of the date that these Articles were duly adopted by the Shareholders, these Articles automatically replace and amend any and all previously adopted articles of association of the Company.

Independent Auditor
75.
The independent auditor(s) of the Company shall be appointed by resolution of the Company’s Shareholders at the General Meeting and shall serve until its/their re-election, removal or replacement by subsequent resolution. The authorities, rights and duties of the outside auditor(s) of the Company, shall be regulated by the applicable law, provided, however, that the Board of Directors shall have the power and authority to fix the remuneration of the auditor(s).